Filed pursuant to 424(b)(3)

Registration No. 333-175340

INDUSTRIAL INCOME TRUST INC.

SUPPLEMENT NO. 5 DATED JULY 18, 2013

TO THE PROSPECTUS DATED APRIL 26, 2013

This prospectus supplement (this “Supplement”) is part of and should be read in conjunction with the prospectus of Industrial Income Trust Inc. (the “Company”), dated April 26, 2013 (the “Prospectus”), as supplemented by Supplement No. 1, dated June 25, 2013, Supplement No. 2, dated July 3, 2013, Supplement No. 3, dated July 10, 2013, and Supplement No. 4, dated July 16, 2013. Unless otherwise defined herein, capitalized terms used in this Supplement shall have the same meanings as in the Prospectus.

The purpose of this Supplement is to provide an update on the status of this offering.

On June 25, 2013, we filed Supplement No. 1 that announced the pending termination of our primary offering. As of July 18, 2013, our primary offering has been closed to new subscriptions; provided that we may accept any pending subscriptions that we do not otherwise reject. We are continuing to offer and sell shares pursuant to our distribution reinvestment plan. We may terminate our distribution reinvestment plan offering at any time.